UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

VERONI BRANDS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-55735	81-4664596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2275 Half Day Rd. Suite 346

Bannockburn, IL 60015

(Address of principal executive offices)

(888) 794-2999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2022, Veroni Brands Corp. (the “Company”) entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company, Oxigenesis, Inc., a California corporation (“Oxigenesis”), and the selling shareholders identified therein (the “Selling Shareholders,” and together with Oxigenesis, the “Sellers”) whereby the Company has agreed to acquire from the Sellers all of the issued and outstanding share capital of Oxigenesis (the “Oxigenesis Shares”).

As consideration for the Oxigenesis Shares, the Company agreed to, at the closing: (i) pay the Sellers $3,000,000 (the “Cash Consideration”); (ii) issue the Sellers two secured convertible promissory notes in the aggregate principal amount of $2,000,000 (the “Secured Notes”); (iii) issue the Sellers 2,857,142 shares (the “Stock Consideration”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”); and (iv) issue to the Sellers, 2,857,143 options (the “Options”) to purchase shares of common stock of the Company (the “Stock Option Consideration” and, together with the Cash Consideration and the Stock Consideration, the “Purchase Price”).

The Secured Notes shall bear interest at a rate of 6% per annum, with no interest accruing during the first year, then accrued interest paid annually starting in the second year, with the outstanding principal and interest then outstanding on the Secured Notes due in a single payment on the date that is twenty-four (24) months from the date of issuance (the “Maturity Date”), with the Sellers having an option, exercisable at any time prior to the Maturity Date, to convert the then outstanding principal and interest into shares of Common Stock at a conversion price equal to $1.75 per share.

In connection with the Purchase Agreement and the issuance of the Secured Notes, at the closing, the Company and each of the Sellers will enter into security agreements (the “Security Agreements”), whereby as collateral security for the prompt payment in full when due of the obligations due the Sellers under the Secured Notes, the Company will agreed to grant the Sellers a lien on and security interest in and to all of the Company’s assets.

The Options shall be issued pursuant to the Company’s incentive stock option plan and shall be exercisable until the thirty-six (36) month anniversary of the Closing Date (as defined in the Purchase Agreement), at an exercise price of $1.75 per share.

The Purchase Agreement contains customary representations, warranties, covenants, indemnification and other terms for transactions of this nature.

There is no guarantee that the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement will occur. The closing is subject to certain conditions, including, among other things: (i) the completion of an audit of Oxigenesis; and (ii) the Company successfully obtaining financing of at least $4,000,000 (the “Financing”) by the Closing Date (the “Financing Condition”). If the Company is unable to obtain the Financing, the Company may provide written notice to Sellers stating that the Company has been unable to obtain the Financing and notify Sellers that the Company has, subject to the express written permission of the Sellers, elected to either (i) waive the Financing Condition, in which event the Purchase Agreement will continue as if the Financing had been obtained or (ii) terminate the Purchase Agreement. In the event the contemplated financing is frustrated due to reasons outside of the Company’s control and through no fault of the Company, then the Company may elect to terminate the Purchase Agreement and the Company and Sellers shall be released from all further obligations under the Purchase Agreement or the Company may elect to proceed to closing, subject to the express written permission of the Seller, which permission shall not be unreasonably withheld.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Secured Notes, the Purchase Agreement and the Security Agreements, and such description is qualified in its entirety by reference to the full text of the form of Secured Notes, the Purchase Agreement and the form of Security Agreements, copies of which are filed as Exhibits 4.1, 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
4.1	Form of Secured Note
10.1#	Stock Purchase Agreement, dated December 19, 2022, by and among Veroni Brands Corp., Oxigenesis, Inc., and the selling shareholders
10.2	Form of Security Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

# Certain schedules to this exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERONI BRANDS CORP.

Dated: December 22, 2022	By:	/s/ Igor Gabal
Igor Gabal, President and
Chief Financial Officer